Exhibit (d)(3)
                        INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement ("Agreement") is made as of the 29th day of September, 2004 by and between Wilshire Associates Incorporated, a California corporation ("Adviser") and Goldman Sachs Asset Management, L.P., a Delaware limited partnership ("Sub-Adviser").

      WHEREAS Adviser is the investment adviser of the Wilshire Mutual Funds, Incorporated (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of five separate series or portfolios as described in Exhibit 1- Fund Portfolio Listing (each, a "Fund Portfolio", and collectively, the "Fund Portfolios");

      WHEREAS Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolios,as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

Adviser authorizes the Sub-Adviser to open accounts and execute documents, indemnities and representation letters in the name of, binding against and on behalf of the Adviser and the Fund for all purposes necessary or desirable in the Sub-Adviser's view to effectuate the Sub-Adviser's responsibilities under this Agreement.

2. SUB-ADVISER SERVICES Subject always to the supervision of the Fund's Board of Directors and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will manage each Portfolio Segment in accordance with applicable Federal Securities laws and, to the extent each of the following has been furnished to the Sub-Adviser, the provisions of the Fund's Articles of Incorporation and By-laws , as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by


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Adviser to Sub-Adviser in writing from time to time; provided however, that any policy addressing governing portfolio transactions executed by affiliated persons of the Fund or the Adviser shall continuously reflect the current updated list of affiliates (other than affiliates of the Sub-Adviser) to be covered by such policies.

Sub-Adviser will provide reports at least quarterly to the Adviser in a form and containing information to be mutually agreed-upon by the parties. Sub-Adviser will make its officers and employees, as appropriate, available to Adviser and the Board of Directors from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

      (a) will use the same skill and care in providing such services as are required to provide services to fiduciary accounts;

      (b) will seek to comply with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will seek to conduct its activities under this Agreement in accordance with any laws and regulations of any governmental authority directly applicable to the Sub-Adviser's investment advisory activities. In this connection, the Sub-Adviser will conduct subchapter M diversification testing on each Portfolio Segment (as if it were a stand-alone Investment Company) based on records maintained by the Sub-Adviser recognizing that such records are not the official books and records of the Portfolio Segment of the Fund:

      (c) to the extent directed by Adviser in writing and to the extent permitted by law, will execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser [for the purpose of one or more broker/dealers so designated providing direct benefits to the Fund], provided that Sub-Adviser determines that such brokers or dealers will provide best execution [in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

      (d) is authorized to and will select all other brokers, dealers or futures commission merchants that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such

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      selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Portfolio Segment's orders, taking into account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under this paragraph (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of each Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

      (e) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which a Fund and one or more other clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and such other clients in a manner deemed equitable and fair, over time, by Sub-Adviser. Pursuant to its internal policies and procedures, and subject to applicable law, Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be covered by Sub-Adviser's internal trade aggregation policies. and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;

      (f) will report regularly in a form and with information mutually agreed upon by the parties to Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Directors on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

      (g) will prepare such books and records with respect to each Portfolio Segment's securities transactions as requested by Adviser and will furnish Adviser and the Fund's


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      Board of Directors such periodic and special reports as the Board or
      Adviser may reasonably request;

      (h) will vote all proxies with respect to securities in each Portfolio Segment pursuant to its internal proxy voting policies and procedures, and shall not be required to seek instructions from the Adviser, the Fund, or a Fund Portfolio; and

      (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

Sub-Adviser's ability to provide the services in this Section (2) is pursuant to the Adviser's authority to delegate advisory duties under the Advisory Agreement between the Adviser and the Fund, dated April 1, 2002. To the extent that the terms of this Section (2) differ from the terms the Advisory Agreement, the terms of the Advisory Agreement shall govern.

3. EXPENSES During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement. Sub-Adviser agrees to bear Fund expenses caused directly by printing and mailing prospectus stickers or other fund documents where the Sub-Adviser has materially changed its portfolio management team or where such accommodation is necessary to correct a mistake in the prospectus caused by the Sub-Adviser. The Fund shall bear all other expenses incurred in the operation of the Fund and the portfolios, including without limitation taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Adviser or any Sub-Adviser or any of their affiliates, Securities and Exchange Commission ("Commission") fees and state blue sky registration and qualification fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs of preparing and printing prospectuses and statements of additional information or any supplements or amendments thereto necessary for the continued effective registration of the Fund's shares ("Shares") under federal or state securities laws, costs of printing and distributing any prospectus, statement of additional information, supplement or amendment thereto for existing shareholders of the Funds, costs of shareholders' reports and meetings, and any extraordinary expenses. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Fund as provided in any plan which may in the sole discretion of the Fund be adopted in accordance with Rule 12b-1 under the 1940 Act, and that such expenses shall be paid apart from any fees paid under this Agreement.

4. COMPENSATION For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule. Sub-Adviser agrees that any amendment to this fee schedule will be upon the mutual written agreement between Adviser and Sub-Adviser.


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If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5. OTHER SERVICES Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients, some of which may have different objectives than those of the Fund and Fund portfolios. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than the Portfolio Segment.

6. AFFILIATED BROKER In connection with the purchase or sale of securities or other investments for a Portfolio Segment, Sub-Adviser may allocate orders for purchase and sale transactions to any broker-dealer or futures commission merchant affiliated with Sub-Adviser or Adviser ("Affiliated Broker"), may purchase securities underwritten by Affiliated Broker, and may cause the Fund Portfolio to compensate Affiliated Broker for effecting such transactions, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule 17e-1 and Rule 10f-3 under the 1940 Act; ; (c) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (d) the provisions of the Securities Exchange Act of 1934, as amended; and (e) other applicable provisions of law.

In all such dealings, the Sub-Adviser and any of its affiliates shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions. The Sub-Adviser shall, with respect to transactions subject to Section 11(a) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder (or any similar rule which may be adopted in the future), use its best efforts to provide the Adviser with information annually disclosing commissions, if any, retained by the Sub-Adviser's affiliates in connection with exchange transactions for the Fund Portfolio. The Sub-Adviser and its affiliates are also authorized to execute agency and other cross transactions (collectively "Cross Transactions") for the Fund Portfolio. Cross Transactions are inter-account transactions which may be effected by the Sub-Adviser or its affiliates acting for both the Fund Portfolio and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Fund Portfolio at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. The Sub-Adviser believes that such transactions can provide meaningful benefits for its clients. However, the Adviser should note that the Sub-Adviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross Transactions and that the Sub-Adviser, or any of


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its affiliates if acting as broker may receive commissions from both parties to such transactions. The Adviser understands that its authority to the Sub-Adviser to execute Cross transactions for the Fund Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from the Adviser, and that the failure to terminate such authorization will result in its continuation.

Adviser understands that the Sub-Adviser is part of a worldwide, full-service investment banking, broker-dealer, asset management organization, and as such, the Sub-Adviser and its affiliates and their managing directors, directors, officers and employees have multiple interests as more fully disclosed in the Sub-Adviser's Form ADV Part II as may be amended from time to time.

Adviser or the Fund may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.

7. REPRESENTATIONS OF SUB-ADVISER Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser will use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and will notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in shareholders of the Sub-Adviser within a reasonable time after such change.

In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Fund Portfolios. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements will be provided within 30 days of the time such materials became available to Sub-Adviser.

The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor's powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body,


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agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

8. REPRESENTATIONS OF ADVISER Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Adviser will use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and will notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser. Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement,
(c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and
(f) will notify Sub-Adviser of any change in shareholders of the Adviser within a reasonable time after such change.

In addition, Adviser represents that it has provided Sub-Adviser with copies of each of the following documents: (i) Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Fund Portfolios. Adviser will furnish Sub-Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements will be provided within 30 days of the time such materials became available to Adviser. The Form ADV of the Advisor as provided to the Sub-Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

The execution, delivery and performance by the Advisor of this Agreement are within the Advisor's powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law,


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rule or regulation, (ii) the Advisor's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

The Adviser agrees that the Sub-Adviser shall have no responsibility or liability arising out of any non-compliance by the Fund or the Adviser with anti-money laundering regulations. The Adviser hereby certifies that the Fund has implemented an anti-money laundering program and a customer identification program ("CIP") that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT of 2001 and the regulations promulgated thereunder, and that the Adviser will perform the requirements of such programs with respect to the investors in the Fund.

The Fund has policies and procedures designed to detect and deter disruptive trading practices, including "market timing", and Advisor agrees that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Fund generally.

9. BOOKS AND RECORDS Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each the Fund Portfolios or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, any Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients. It is understood that the name "Goldman, Sachs & Co." or "Goldman Sachs" or any derivative thereof, and any tradename, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of the Sub-Advisor or its affiliates and that the Adviser has the right to


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use to such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Sub-Advisor, such approval not to be unreasonably withheld, and for so long as the Sub-Advisor is Sub-Advisor of the Fund. Notwithstanding the foregoing, the Sub-Advisor's approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Advisor and Sub-Advisor identify materials which they jointly determine do not require the Sub-Advisor's approval and (iii) used as required to be disclosed in the registration statement of the Fund. Upon termination of this Agreement, the Fund and the Advisor shall forthwith cease to use such name (or derivative or logo), although the Advisor may continue to use such name (or derivative or logo) as permitted by other then current Sub-Advisory agreements which the Advisor and Sub-Advisor have executed.

10. CODE OF ETHICS Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b), (c), (d), and (e) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter; that Sub-Adviser has adopted procedures reasonably necessary to prevent its access persons from violating such code; and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

11. LIMITATION OF LIABILITY The Sub-Adviser shall be liable and shall indemnify and hold harmless Wilshire, its affiliates, and their respective partners, officers, directors and employees from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) ("Losses") arising as a direct result of an act or omission taken or omitted by the Sub-Adviser during the term of this Agreement which constitutes negligence or bad faith with respect to the Sub-Adviser's obligations to select and execute transactions in accordance with the Investment Guidelines. Without limiting the generality of the foregoing, the Sub-Adviser will not be liable for any indirect, special, incidental or consequential damages or other losses (regardless of whether such damages or other losses were reasonably foreseeable). Without limitation, the Sub-Adviser shall not be liable for Losses resulting from or in any way arising out of (i) any action of Wilshire or its previous advisers or its trustees or custodians or other agents, following any direction of Wilshire, or the Sub-Adviser's failure to follow any unlawful or unreasonable direction of Wilshire, (ii) force majeure or other events beyond the control of the Sub-Adviser, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Adviser or other causes commonly known as "acts of god", whether or not any such cause was reasonably foreseeable,
(iii) general market conditions unrelated to any violation of this Agreement by the Sub-Adviser or (iv) the preparation, review, content and presentation of marketing materials relating to the Portfolio, and presentations related thereto ("Marketing Materials").


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The Sub-Adviser gives no warranty as to the performance or profitability of the
Portfolio or any part thereof, nor any guarantee that the investment objectives, expectations or targets described in this Agreement and/or in the Investment Guidelines or any Client Policy Statements will be achieved, including without limitation any risk control, risk management or return objectives, expectations or targets. The Portfolio may suffer loss of principal, and income, if any, may fluctuate. The value of Portfolio investments may be affected by a variety of factors, including, but not limited to, economic and political developments, interest rates and issuer-specific events, market conditions, sector positioning, and other factors. The Sub-Adviser shall not be responsible for the performance by any person not affiliated with the Sub-Adviser of such person's commercial obligations in executing, completing or satisfying such person's obligations. The Sub-Adviser shall not be responsible for any Losses incurred after termination of the Portfolio. The Sub-Adviser shall have no responsibility whatsoever for the management of any other assets of Wilshire and shall incur no liability for any Losses which may result from the management of such other assets. U.S. federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith; nothing herein shall constitute a waiver or limitation of any rights which Wilshire may have, if any, under any applicable U.S. federal and state securities laws. The rights of Wilshire under this clause shall be the exclusive remedy of Wilshire for any breach of the Sub-Adviser under this Agreement.

      The Sub-Adviser shall indemnify and hold harmless Wilshire, its affiliates, and their respective partners, officers, directors and employees from and against any and all Losses arising out of or relating to any Marketing Materials to the extent such Losses relate directly to a material misstatement in information provided in writing by the Sub-Adviser to Wilshire expressly for use in such Presentations and Materials.

      Wilshire and its affiliates shall indemnify and hold harmless the Sub-Adviser, its affiliates, and their respective partners, officers, directors and employees from and against any and all Losses arising out of or relating to any Marketing Materials, except to the extent such Losses relate directly to a material misstatement in information provided in writing by the Sub-Adviser to Wilshire expressly for use in such Presentations and Materials.

This provision shall survive the termination of this Agreement.

12. TERM AND TERMINATION Unless otherwise agreed in writing, this Agreement shall become effective with respect to each Portfolio Segment on [DATE TBD], and shall remain in full force until September 30, 2005 , unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:


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

      (a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days prior written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio at any time without the payment of any penalty by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days prior written notice to Sub-Adviser by the Fund.

      (b) This Agreement may be terminated with respect to any Fund Portfolio at any time upon written notice without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has breached any representation or warranty in this Agreement or has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

      (c) This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to such Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

13. NOTICE Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice:

                  (a)      If to the Advisor:
                           Michael J. Napoli, Jr.
                           Senior Managing Director
                           Wilshire Associates
                           1299 Ocean Avenue, Suite 700
                           Santa Monica, CA 90401

                  (b)      If to the Sub-Advisor:
                           Goldman Sachs Asset Management, L.P.
                           32 Old Slip, 32nd Floor
                           New York, NY 10005
                           Attn: Scott Kilgallen


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

14. ADVISER RESPONSIBILITY Adviser has provided and will continue to provide Sub-Adviser with copies of the Fund's Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement, and the Advisory Agreement between the Fund and the Adviser, and the resolutions of the Directors selecting Adviser as investment manager to the Fund and the Code of Ethics of the Fund and of Adviser as currently in effect; provided, however, that such documents are provided to the Adviser by the Fund, and provided further that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof. The Adviser represents that it is authorized to appoint the Sub-Adviser and to execute and deliver this Agreement and that all shareholder and Board action on the part of the Fund and the Adviser required to be taken to make such appointment and enter into this Agreement has been taken.

15. ARBITRATION OF DISPUTES Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

16. MISCELLANEOUS This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. Subject to the provisions of Section 11, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. APPLICABLE LAW This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California, without regard to principles of conflict of laws.

18. Communications with Wilshire, at a minimum, should include:

      Monthly accounting statements including:


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

      Reconciliation between month-end valuations of cash and positions provided by custodian and Sub-Advisor's own valuations of same, itemizing and explaining any difference. No aspect of the Sub-Adviser's service in this regard shall be viewed or construed as placing valuation responsibility on the Sub-Adviser.

      Portfolio Holdings
      Portfolio income and accruals
      Transactions (buys/sells)
      Contributions/withdrawal activity

Monthly performance statements including:

      Total returns stated in gross of fee and net of fee terms

Quarterly written statements, including actions taken in the portfolio, the current outlook, expected changes in the portfolio and performance results

Teleconference meetings with Sub-Adviser as determined by Adviser on a reasonable basis

Pertinent changes in the Sub-Advisor should be reported as they occur, by phone and in writing. Pertinent changes include, but are not limited to, the following:

Changes in ownership Changes in key Portfolio Management personnel with senior responsibilities over the account Major changes in areas of responsibility of key Portfolio Management personnel with senior responsibilities over the account

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED            GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By______________________________            By_________________________________

Title____________________________           Title______________________________

                                    EXHIBIT 1
                             FUND PORTFOLIO LISTING

                      Wilshire Mutual Funds, Incorporated:

                         Large Company Growth Portfolio
                          Large Company Value Portfolio
                         Small Company Growth Portfolio
                          Small Company Value Portfolio
                          Wilshire 5000 Index Portfolio

                                    EXHIBIT 2
                                  FEE SCHEDULE

Adviser shall pay to the Sub-Adviser as remuneration for its services under the Agreement an annual investment management fee consisting of a fixed fee ("Management Fee") pursuant to the schedule as set forth below. For the term of this Agreement, Management Fees will be paid quarterly in arrears, promptly after receipt by Adviser of its advisory fee from the Fund.

Management Fee

The Management Fee will be calculated by the Sub-Adviser based upon the average net assets of each Portfolio Segment at each month ending valuation date during the quarter and will not be less than one quarter of the minimum annual Management Fee as set forth below. Management Fees will be prorated as appropriate for the initial calendar quarter and upon termination.

Annual Management Fee Rate                 28 bps, (0.28%)

Quarterly Management Fee = Average Month End Valuation of the each Portfolio Segment * Annual Fixed Fee Rate * (1/4)

Minimum annual Management Fee: USD 45,000 per calendar year. This will be prorated for the initial calendar year and for the year of termination.

Valuation of each Portfolio Segment will reflect realized and unrealized gains and losses on all Portfolio Segment investments plus income both received and accrued.

The Average Month End Valuation of each Portfolio Segment will reflect a day-weighted adjustment for cashflows that occur during each month.

Cashflows will include all contributions and withdrawals into and out of each Portfolio Segment.


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